Exhibit 99.1

Inspire Medical Systems, Inc. Announces Fourth Quarter and
Full Year 2023 Financial Results and Reaffirms 2024 Outlook

Inspire Reports First Quarter with Operating Income and Year-over-Year
Revenue Growth of 40% in the Fourth Quarter

MINNEAPOLIS, Minnesota - February 6, 2024 - Inspire Medical Systems, Inc. (NYSE: INSP) (Inspire), a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea, today reported financial results for the quarter and year ended December 31, 2023.

Recent Business Highlights and Full Year 2024 Guidance

•Generated revenue of $192.5 million in the fourth quarter of 2023, a 40% increase over the same quarter last year, and revenue of $624.8 million in full year 2023, a 53% increase over full year 2022
•Achieved gross margin of 85.4% in the fourth quarter of 2023
•Reported net income of $14.8 million and diluted net income per share of $0.49 in the fourth quarter of 2023
•Activated 78 new U.S. centers in the fourth quarter of 2023, bringing the total to 1,180 U.S. medical centers providing Inspire therapy
•Created 13 new U.S. sales territories in the fourth quarter of 2023, bringing the total to 287 U.S. sales territories
•Reaffirms full year 2024 revenue to be in the range of $775 million to $785 million, which would represent year-over-year growth of approximately 24% to 26%

"We are thrilled with our strong performance in the fourth quarter, growing revenue 40% year-over-year and delivering over $14 million in net income. Our growth continues to be driven primarily by higher utilization at existing sites and was complemented by the addition of 78 new U.S. implanting centers and 13 new sales territories," said Tim Herbert, President, and Chief Executive Officer of Inspire Medical Systems. "During the quarter, we worked diligently with commercial payers to update coverage policies for our expanded indications, and we achieved several important milestones, including surpassing 60,000 patients treated with Inspire therapy and reporting our first quarter of operating income. We expect this strong operating leverage to continue and to reach profitability for the second half of 2024.”

Fourth Quarter 2023 Financial Results

Revenue was $192.5 million for the three months ended December 31, 2023, a 40% increase from $137.9 million in the corresponding period in the prior year. U.S. revenue for the quarter was $189.4 million, an increase of 41% as compared to the prior year quarter. Fourth quarter revenue outside the U.S. was $3.1 million, a decrease of 16% as compared to the fourth quarter of 2022.

Gross margin was 85.4% for the three months ended December 31, 2023, compared to 83.9% for the corresponding prior year period. This increase was driven by increased volume and higher manufacturing yields.

Operating expenses increased to $155.2 million for the fourth quarter of 2023, as compared to $116.1 million in the corresponding prior year period, an increase of 34%. This increase primarily reflected ongoing investments in the expansion of the U.S. sales organization, direct-to-patient marketing programs, continued product development efforts, as well as increased general corporate costs.

Net income was $14.8 million for the fourth quarter of 2023, as compared to $3.2 million in the corresponding prior year period. The diluted net income per share for the fourth quarter of 2023 was $0.49 per share, as compared to $0.10 in the prior year period.

Full Year 2023 Financial Results

Revenue was $624.8 million for full year 2023, a 53% increase from $407.9 million in the prior year. U.S. revenue for the full year was $606.2 million, an increase of 54% as compared to the prior year. Full year 2023 revenue outside the U.S. was $18.6 million, an increase of 43% as over full year 2022.

Gross margin was 84.5% for full year 2023, compared to 83.8% for full year 2022.

Operating expenses were $568.5 million compared to $389.3 million for full year 2022, an increase of 46%.

Net loss was $21.2 million compared to $44.9 million for full year 2022, a 53% improvement.

As of December 31, 2023, cash, cash equivalents, and investments increased to $469.5 million from $451.4 million on December 31, 2022.

Full Year 2024 Guidance

Inspire is maintaining its full year 2024 revenue guidance of between $775 million to $785 million, which represents growth of 24% to 26% over full year 2023 revenue of $624.8 million.

Gross margin for the full year is anticipated to be in the range of 83% to 85%.

In addition, during each quarter of 2024, the Company expects to activate 52 to 56 new U.S. medical centers implanting Inspire therapy and add 12 to 14 new U.S. sales territories.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Tuesday, February 6, 2024, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

To access the conference call, please preregister on
https://register.vevent.com/register/BI4da0fb8e7625480f8890c3e09699bec4. Registrants will receive confirmation with dial-in details.

A live webcast of the event can be accessed on https://edge.media-server.com/mmc/p/9hhddszn/. A replay of the webcast will be available on https://investors.inspiresleep.com starting approximately two hours after the event and archived on the site for two weeks.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding full year 2024 financial outlook, our expectations to activate new U.S. medical centers and add new territories per quarter in 2024 and the impact of such additions, our expectations regarding operating leverage and profitability during 2024, and our strategy and investments to grow and scale our business. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; the impact of macroeconomic trends; general and international economic, political, and other risks, including currency, inflation, stock market fluctuations and the uncertain economic environment; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; and the timing or likelihood of regulatory filings and approvals. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as updated in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 to be filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date after the date of this press release.

Investor & Media Contact
Ezgi Yagci
Vice President, Investor Relations
ezgiyagci@inspiresleep.com
617-549-2443

Inspire Medical Systems, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss) (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$192,508	$137,900	$624,799	$407,856
Cost of goods sold	28,054	22,152	96,576	66,115
Gross profit	164,454	115,748	528,223	341,741
Operating expenses:
Research and development	31,052	21,248	116,536	68,645
Selling, general and administrative	124,105	94,835	451,958	320,688
Total operating expenses	155,157	116,083	568,494	389,333
Operating loss	9,297	(335)	(40,271)	(47,592)
Other (income) expense:
Interest and dividend income	(5,870)	(3,369)	(20,560)	(5,050)
Interest expense	—	—	—	1,677
Other (income) expense, net	(73)	(241)	195	49
Total other income	(5,943)	(3,610)	(20,365)	(3,324)
Income (loss) before income taxes	15,240	3,275	(19,906)	(44,268)
Income taxes	477	125	1,247	613
Net income (loss)	14,763	3,150	(21,153)	(44,881)
Other comprehensive income (loss):
Foreign currency translation gain	144	195	140	89
Unrealized gain (loss) on investments	612	82	746	(120)
Total comprehensive income (loss)	$15,519	$3,427	$(20,267)	$(44,912)
Basic income (loss) per share	$0.50	$0.11	$(0.72)	$(1.60)
Diluted income (loss) per share	$0.49	$0.10	$(0.72)	$(1.60)
Basic weighted average shares outstanding	29,517,375	28,931,271	29,302,154	28,071,748
Diluted weighted average shares outstanding	30,236,821	30,209,503	29,302,154	28,071,748

Inspire Medical Systems, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$185,537	$441,592
Investments, short-term	274,838	9,821
Accounts receivable, net of allowance for credit losses of $1,648 and $36, respectively	89,884	61,228
Inventories, net	33,885	11,886
Prepaid expenses and other current assets	9,595	5,505
Total current assets	593,739	530,032
Investments, long-term	9,143	—
Property and equipment, net	39,984	17,249
Operating lease right-of-use assets	22,667	6,880
Other non-current assets	11,278	10,715
Total assets	$676,811	$564,876
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$38,839	$26,847
Accrued expenses	39,266	34,339
Total current liabilities	78,105	61,186
Operating lease liabilities, non-current portion	24,846	7,536
Other non-current liabilities	1,346	146
Total liabilities	104,297	68,868
Stockholders' equity
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.001 par value, 200,000,000 shares authorized; 29,560,464 and 29,008,368 shares issued and outstanding at December 31, 2023 and 2022, respectively	30	29
Additional paid-in capital	917,107	820,335
Accumulated other comprehensive income (loss)	800	(86)
Accumulated deficit	(345,423)	(324,270)
Total stockholders' equity	572,514	496,008
Total liabilities and stockholders' equity	$676,811	$564,876